Exhibit 10.1

Confidential

                    February 5, 2010

John A. Thain
     at the address on file with
     CIT Group Inc.

Dear John:

     I am pleased to confirm the terms of your employment with CIT Group Inc.

1.	Effective Date. February 8, 2010.

2.	Position. On the Effective Date, you will begin to serve as Chairman and Chief Executive Officer of CIT. In this capacity, you will report only and directly to the Board of Directors of CIT and have all of the customary authorities, duties and responsibilities that accompany your position. Additionally, you shall be appointed to the Board on the Effective Date and nominated for re-appointment when your term expires (for so long as you are employed with CIT).

3.	Cash Salary. Your initial cash salary will be $500,000 per year.

4.	Stock Salary. In addition to your cash salary, you will receive bi-monthly awards of stock or restricted stock units in CIT. These awards, which we refer to as stock salary, will be at an initial rate of $5,500,000 per year, of which $2,500,000 of your annual stock salary will be subject to a 1-year holding period and the remaining $3,000,000 will be subject to 3-year holding period. Your stock salary awards will be subject to additional terms, including the following:

    Initially, your stock salary will be in the form of restricted stock units of CIT.

    The restricted stock units will be immediately vested upon grant. Restricted stock units in respect of the 1-year holding period awards will be paid on the 1st anniversary of each grant date, and the restricted stock units in respect of the 3-year holding period awards will be paid on the 3rd anniversary of each grant date.

    The restricted stock units will be paid in stock. The stock you receive will be immediately transferable and tax will be withheld by CIT in kind (unless otherwise directed by you).

    The restricted stock units will be paid early in the event of your death or disability or a qualifying change in control of CIT.

CIT will make these stock awards to you pursuant to a more detailed award agreement, which will govern the awards.

5.	Annual Incentive Awards. You may be eligible for additional long-term incentive awards from time to time. It is expected that the Board will award you a long-term incentive award during 2010 with a targeted amount of up to $1,500,000. Any such awards will be in the discretion of the Board, subject to the following:

    Incentive awards will vest on the 2nd anniversary of the grant date and will be subject to transfer/payout restrictions for an additional 1-year period following vesting.

    Stock incentive awards to be subject to clawback, including for unnecessary and excessive risk.
CIT will make these stock awards to you pursuant to a more detailed award agreement, which will govern the awards.

6.	Benefits. Subject to applicable law and regulations, you will be entitled to benefits consistent with senior executives of CIT and reimbursement of reasonable business expenses, in each case in accordance with applicable CIT policies as in effect from time to time. CIT will also provide you with a car and driver to facilitate your travel. In addition, after termination of your employment, you will have the option to elect continued medical coverage under CIT’s retiree health and welfare plans, but only to the extent CIT continues to offer such retiree health and welfare benefits, subject to timely payment by you of periodic contributions equal to CIT’s full cost of providing such elected coverage. In connection with your joining CIT, CIT will also promptly pay reasonable legal fees, not to exceed $35,000, incurred in connection with your review of this letter.

7.	Executive Compensation Standards. Your compensation is subject to applicable federal regulations (including TARP and FDIC regulations) that may be issued and in effect from time to time. You may receive compensation from CIT only to the extent that it is consistent with those regulations.

8.	Indemnification and Cooperation. During and after your employment, CIT will indemnify you in your capacity as a director, officer, employee or agent of CIT to the fullest extent permitted by applicable law and CIT’s charter and by-laws, and will provide you with director and officer liability insurance coverage (including post-termination/post-director service tail coverage) on the same basis as CIT’s other executive officers. CIT agrees to cause any successor to all or substantially all of the business or assets (or both) of CIT to assume expressly in writing and to agree to perform all of the obligations of CIT in this paragraph.

You agree (whether during or after your employment with CIT) to reasonably cooperate with CIT in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to CIT and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, CIT will reimburse your reasonable expenses and you shall not be required to act against your own legal interests.

9.	Other Activities. During your employment, you may (1) serve on civic or charitable boards, (2) manage personal investments or (3) deliver lectures or fulfill speaking engagements, so long as (A) these activities do not interfere with your performance of your responsibilities and (B) any service on a future civic or charitable board is approved by the Board’s Nominating and Governance Committee. You have advised us of the civic and charitable boards you currently serve on and that service has been approved by the Board.

10.	Disputes. If there is a dispute between you and CIT about your employment and you substantially prevail on the merits, CIT will reimburse your reasonable costs, including your reasonable legal fees.

11.	Tax Matters. To the extent any taxable expense reimbursement or in-kind benefits under Sections 6, 8 or 10 is subject to Section 409A of the Internal Revenue Code of 1986, as amended, the amount thereof eligible in one taxable year shall not affect the amount eligible for any other taxable year, in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter will be treated as a separate payment for purposes of Section 409A. To extent that any benefit or payment would be subject to the additional tax of Section 409A if paid or provided during the six months beginning on the date of termination of your employment, it will be paid or provided on the six-month anniversary of that date (or earlier, if permitted by Section 409A).

12.	Non-Solicit and Non-Disparagement. You agree to the restrictions set forth in Annex A.

We look forward to your leadership.

Sincerely,

CIT GROUP INC.

By:	/s/ Robert J. Ingato

Robert J. Ingato
Executive Vice President, General Counsel
& Secretary

I agree with and accept the foregoing terms.

/s/ John A. Thain

John A. Thain

Annex A

Non-Solicit and Non-Disparagement

You agree that:

A.	During the time that you are employed by CIT and then for one year after the date of termination of your employment for any reason, you will not, without the written consent of the Board, directly or indirectly attempt to Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the CIT Group.

B.	During the time that you are employed by CIT and then for one year after the date of termination of your employment for any reason, you will not, without the written consent of the Board, directly or indirectly attempt to Solicit anyone who is then an employee of the CIT Group (or who was such an employee within the prior six months) to resign from the CIT Group or to apply for or accept employment with any Competitive Enterprise.

C.	During the time that you are employed by CIT and then for one year after the date of termination of your employment for any reason, you will not, without the written consent of the Board, directly or indirectly disparage or publicly criticize CIT or any of its affiliates.

CIT agrees that for a one year period following termination of your employment from CIT for any reason, it will not, without your prior written consent, disparage or publicly criticize you. Solely for purposes of the immediately preceding sentence, “CIT” shall be deemed to refer only to CIT’s officers (as defined under Rule 16a-1(f) of the Securities Exchange Act of 1934).

In connection with the preceding, the following terms have the meaning indicated:

     “CIT Group” means CIT and its affiliates.

     “Client” means any client of the CIT Group whose identity became actually known to you in connection with your relationship with or employment by the CIT Group.

     “Competitive Enterprise” means any business enterprise that either (1) engages in any activity that competes anywhere with any activity that the CIT Group is then engaged in or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

     “Solicit” means any direct or indirect communication of any kind that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

You acknowledge that the provisions above are reasonable and necessary for the protection of CIT and its respective affiliates and that the provisions above shall survive the termination of your employment with CIT. In addition, you further acknowledge that CIT and its respective affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, you agree that, in addition to any other relief to which CIT may be entitled, CIT will be entitled to seek and obtain injunctive relief (without the

A-1

requirement of any bond) from a court of competent jurisdiction for the purposes of restraining you from an actual or threatened breach of such covenants.

Notwithstanding the preceding, your obligations under this Annex are conditioned on CIT’s obligations under Sections 3 and 4 of the letter agreement not being limited in any material respect by Section 7 of the letter agreement.

A-2